INDEPENDENT REGISTERED PUBLIC ACCOUNTANT CONSENT

I hereby consent to the use in this Registration Statement on Form S-1 of our audit report dated December 23, 2014 of Pacman Media, Inc. as of October 31, 2013 and 2014, and the related statements of operations, changes in stockholders’ equity and cash flows for the year ended October 31, 2014, the period from September 25, 2013 (Inception) through October 31, 2013, and the period from September 25, 2013 (Inception) through October 31, 2014, which appear in such Registration Statement.

I also consent to the references to me under the headings "Expert" and "Selected Financial Data" in such Registration Statement.

Dated:  April 29, 2016

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David Lee Hillary, Jr.

5797 East 169th Street, Suite 100

Noblesville, IN 46062

317-222-1416

5797 East 169th Street Noblesville, IN 46062  317-222-1416           www.HillaryCPAgroup.com